Exhibit 99.1

Crawford & Company Names Dalerick Carden Senior Vice President and Corporate Controller

ATLANTA (September 25, 2014) – Crawford & Company today announced that it has named Dalerick Carden to the position of senior vice president, chief accounting officer and corporate controller, effective October 10. Previously he held the position of senior vice president and international controller with the Company and has been with Crawford for nearly 20 years.

“Dalerick is a long-time Crawford executive and has progressively advanced his career here,” said Bruce Swain, Crawford’s chief financial officer. “His previous range of responsibilities across our corporate Finance department and depth of experience make him ideally suited to be our corporate controller.”

As part of his new responsibilities Carden will direct the Company’s accounting and financial reporting functions, as well as review and monitor the U.S. accounting operations to ensure compliance with regulatory requirements and corporate policies. He was previously responsible for accounting and financial reporting functions of the Company’s international operations. He began his career at Crawford & Company in 1995 and has held various positions within the Company’s Finance and operations units. Before his current role he had held the position of vice president and international controller since November 2006.

Carden is a certified public accountant and a member of the Georgia Society of CPAs. He holds a Bachelor’s degree in accounting from East Tennessee State University and a Master’s degree in computer information systems from Georgia State University.

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About Crawford

Based in Atlanta, Ga., Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to the risk management and insurance industry as well as self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford SolutionSM offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers compensation claims and medical management, and legal settlement administration. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.

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For more information, please contact:

John L’Abate, public relations manager

404.300.1908 (office)

404.226.2931 (cell)

jwlaba@us.crawco.com